Exhibit 99.5

DEPOMED ANNOUNCES CORPORATE GOVERNANCE UPDATES

Sets Date of 2017 Annual Meeting of Shareholders

NEWARK, Calif., May 22, 2017 — Depomed, Inc. (Nasdaq: DEPO) today announced that following a comprehensive review of the Company’s corporate governance practices, the Board of Directors has taken a number of actions designed to ensure that the Company’s policies are further aligned with shareholder interests and corporate governance best practices.  In addition, the Board of Directors set August 15, 2017 as the date for the Company’s 2017 Annual Meeting of Shareholders.

“Our Board is committed to being responsive to our shareholders and aligning Depomed’s corporate governance policies with best practices,” said Jim Fogarty, Chairman of the Board of Directors of Depomed.

The actions taken by the Board of Directors, include, but are not limited to the following:

•                  Revised Board Committee Charters.  The Company revised each of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to further reflect best practices and enhance transparency.  Copies of the updated Board Committee Charters are available on the Company’s website at www.depomed.com.

•                  Corporate Governance Guidelines.  The Company revised its Corporate Governance Guidelines to, among other things, (i) formally require the Chairman of the Board to be an independent director, (ii) further clarify the role and responsibilities of the Board, (iii) outline director qualification standards, (iv) require at least four meetings annually of the independent directors, (v) adopt a director retirement age of 72, (vi) implement over-boarding limits for Board and Audit Committee service, (vii) require an annual evaluation of the CEO be conducted by the independent directors, led by the Chairman of the Board of Directors, and (viii) provide that directors have complete and independent access to executive management.  A copy of the updated Corporate Governance Guidelines are available on the Company’s website at www.depomed.com.

•                  Stock Ownership Guidelines; Clawback Policy; Anti-Hedging and Anti-Pledging Policies.  The Company adopted stock ownership guidelines applicable to directors and executive officers as well as an executive compensation clawback policy.  The Company also enhanced the anti-hedging and anti-pledging provisions of its Insider Trading Policy.

•                  Shareholder Communications Policy.  The Company adopted a formal Shareholder Communications Policy outlining the procedures by which shareholders may communicate with the Board of Directors.  A copy of the Shareholder Communications Policy is available on the Company’s website at www.depomed.com.  The Board of Directors encourages shareholders to communicate their thoughts, ideas and concerns about the Company to the Board.

•                  Plurality Voting Standard for Contested Elections.  The Company amended its Bylaws to provide for a plurality voting standard for contested elections.

•                  Timing of Shareholder Requested Special Meeting.  The Company amended its Bylaws to reduce the time between the receipt by the Company of a record date request from a shareholder requesting a special meeting and the date such special meeting is held.  A copy of the Company’s Amended and Restated Bylaws will be an exhibit to the Current Report on Form 8-K to be filed today with the Securities and Exchange Commission (and which is available on the SEC’s website at www.sec.gov).

In addition to updating the Company’s corporate governance policies and practices, the Board of Directors adopted a revised peer group for compensation benchmarking which reflects the Company’s size and profile.  This new peer group will assist the Board of Directors in aligning the Company’s compensation practices with shareholder interests.

Shareholders are encouraged to read and review the definitive proxy statement relating to the 2017 Annual Meeting of Shareholders the Company will (i) file with the SEC (and which will be available on SEC’s website at www.sec.gov) and (ii) mail to shareholders entitled to vote at the meeting.

About Depomed

Depomed is a leading specialty pharmaceutical company focused on enhancing the lives of the patients, families, physicians, providers and payors we serve through commercializing innovative products for pain and neurology related disorders. Depomed markets six medicines with areas of focus that include mild to severe acute pain, moderate to severe chronic pain, neuropathic pain, migraine and breakthrough cancer pain. Depomed is headquartered in Newark, California. To learn more about Depomed, visit www.depomed.com.

Investor Contact:

Christopher Keenan

VP, Investor Relations and Corporate Communications

510-744-8000

ckeenan@depomed.com